EXHIBIT 11
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                 The Multicare Companies, Inc. and Subsidiaries

                Statement re:  Computation of Earnings per Share

                      (In thousands, except per share data)


                                         Year ended             Nine months
                                         December 31, 1996      September 30
                                         1995        1996       1997
Income per common and common
equivalent share:
Income before extraordinary item      $  28,737      20,395     28,751
Net Income                            $  25,910      18,914     27,878

Weighted average number of common
and common equivalent shares
outstanding                              28,062      27,506     32,172

Income before extraordinary item
per common and common equivalent
share                                      1.02         .74        .89

Net income per common and common
equivalent share                            .92         .69        .87

Income per common and common
equivalent share assuming full
dilution:
Income before extraordinary item      $  28,737      20,395     28,751
Net income                               25,910      18,914     27,878

Adjustments to income:
Interest expense and amortization
of debt issuance costs relating
to convertible debt, net of tax           4,022       2,973      2,427
Adjusted net income                   $  29,932      21,887     30,305

Weighted average number of common
and common equivalent shares
outstanding                              28,196      27,772     32,512
Convertible debt shares                   4,976       4,976      4,320
Adjusted shares                          33,172      32,748     36,832

Income before extraordinary item
per share assuming full dilution      $     .99         .71        .85

Net income per common share
assuming full dilution                $     .90         .67        .82
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